Exhibit 3.1
STATEMENT TO AMEND AND RESTATE THE ARTICLES OF INCORPORATION
OF
RIDGEBURY TANKERS LTD
UNDER SECTION 93 OF THE
THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT
The undersigned, Robert Burke, as the Chief Executive Officer of Ridgebury Tankers Ltd, a corporation incorporated under the laws of the Republic of the Marshall Islands on February 22, 2010 (the “Corporation”), for the purpose of amending and restating the Articles of Incorporation of said Corporation pursuant to Section 93 of the Business Corporations Act, as amended, hereby certifies that:
1.	The name of the Corporation is: “Ridgebury Tankers Ltd”.

2.	The Articles of Incorporation were filed with the Registrar of Corporations on the 22nd day of February, 2010.

3.	The Corporation’s total capital stock issued and outstanding was 625 common shares, par value $0.01.

4.	The Articles of Incorporation were amended on April 5, 2010 to change the name of the Corporation to: “Ridgebury Tankers Ltd”.

5.	The Articles of Incorporation were amended on August 9, 2010 to reduce the number of shares the Corporation is authorized to issue from 275 million to 250 million and to remove the authority of the Board of Directors authorize the issuance of preferred shares.

6.	The Articles of Incorporation are hereby amended to include Section (f) of Article J regarding the indemnification of directors.

7.	The Articles of Incorporation are amended and restated in their entirety and are replaced by the Amended and Restated Articles of Incorporation attached hereto.

8.	These Amended and Restated Articles of Incorporation were authorized by actions of the Board of Directors and Shareholders of the Corporation.
IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation this 4th day of October, 2010.

/s/ Robert Burke

Authorized Person
Name: Robert Burke
Title: Chief Executive Officer

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
RIDGEBURY TANKERS LTD
PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATION ACT
A.	The name of the Corporation shall be:
RIDGEBURY TANKERS LTD
B.	The name the Corporation was originally incorporated under was:
BURKE TANKERS LTD
C.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”) and without in any way limiting the generality of the foregoing, the corporation shall have the power:
          (1) To purchase or otherwise acquire, own, use, operate, pledge, hypothecate, mortgage, lease, charter, sub-charter, sell, build, and repair steamships, motorships, tankers, whaling vessels, sailing vessels, tugs, lighters, barges, and all other vessels and craft of any and all motive power whatsoever, including landcraft, and any and all means of conveyance and transportation by land or water, together with engines, boilers, machinery equipment and appurtenances of all kinds, including masts, sails, boats, anchors, cables, tackle, furniture and all other necessities thereunto appertaining and belonging, together with all materials, articles, tools, equipment and appliances necessary, suitable or convenient for the construction, equipment, use and operation thereof; and to equip, furnish, and outfit such vessels and ships.
          (2) To engage in ocean, coastwise and inland commerce, and generally in the carriage of freight, goods, cargo in bulk, passengers, mail and personal effects by water between the various ports of the world and to engage generally in waterborne commerce.
          (3) To purchase or otherwise acquire, own, use, operate, lease, build, repair, sell or in any manner dispose of docks, piers, quays, wharves, dry docks, warehouses and storage facilities of all kinds, and any property, real, personal and mixed, in connection therewith.
          (4) To act as charterers, or chartering brokers, or shipbuilding/shiprepairing brokers or ships sale and purchase brokers, ships husband, customhouse brokers, ships agents, manager of shipping property, freight contractors, forwarding agents, warehousemen, wharfingers, ship chandlers, and general traders.
D.	The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

E.	The aggregate number of shares of stock that the Corporation is authorized to issue is 250 million registered shares, all of which shall be designated common shares with a par value of one United States cent (US $0.01) per share.
F.	The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

G.	The name and address of the incorporator is:

Name	Post Office Address

Majuro Nominees Ltd.	P.O. Box 1405
Majuro
Marshall Islands
H.	No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

I.	Corporate existence commenced on February 22, 2010 and shall continue upon filing these Amended and Restated Articles of Incorporation with the Registrar of Corporations as of the filing date stated herein.

J.	(a) The number of directors constituting the entire Board of Directors shall be not less than one, as fixed from time to time by the vote of not less than two-thirds of the entire Board of Directors; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office. The phrase “two-thirds of the entire Board of Directors” as used in these Articles of Incorporation shall be deemed to refer to two-thirds of the number of directors constituting the Board of Directors as provided in or pursuant to this Section (a) of this Article I, without regard to any vacancies then existing.
(b) The Board of Directors shall be elected annually at the annual meeting of shareholders. Each director shall hold office until the succeeding annual meeting of shareholders and until such directors successor is elected and has qualified. Any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next annual meeting and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.
(c) Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of two-thirds or more of the issued and outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose.
(d) Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.
(e) Directors shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the BCA, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
(f) No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended. If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. Any repeal or modification of this Section (f) of Article J shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
(g) Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of two-thirds or more of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article J.
K.	Making, altering or repealing the Amended and Restated Bylaws of the Corporation shall be governed by the provisions of the Corporation’s Amended and Restated Bylaws as in effect at such time. Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Corporation’s Amended and Restated Bylaws (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of the Corporation), the affirmative vote of the holders of two-thirds or more of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article J.

L.	Any action required or permitted to be taken by shareholders of the Corporation must be effected at an annual or special meeting of shareholders or by the unanimous written consent of the Corporation’s shareholders. At all meetings of shareholders of the Corporation, except as otherwise expressly provided by law, there must be present either in person or by proxy shareholders of record holding at least one-third of the shares issued and outstanding and entitled to vote at such meetings in order to constitute a quorum, but if less than a quorum is present, a majority of those shares present either in person or by proxy shall have power to adjourn any meeting until a quorum shall be present.